Exhibit 5.1

August 18, 2006

Carlisle Companies Incorporated
13925 Ballantyne Corporate Place
Suite 400
Charlotte, North Carolina 28277

Ladies and Gentlemen:

I am Vice President, Secretary and General Counsel of Carlisle Companies Incorporated (the “Company”) and, as such, I have acted as counsel for the Company in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) of the Company and Carlisle Capital Trust One filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of up to $400,000,000 of the securities referred to therein, and a Prospectus Supplement dated August 15, 2006 to the Prospectus dated June 5, 2002 (together, the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of $150,000,000 aggregate principal amount of 6 1/8% Notes due 2016 (the “Notes”). The Notes are to be issued under the Indenture, dated as of January 15, 1997, between the Company and U.S. Bank National Association (as successor to State Street Bank and Trust Company, as successor to Fleet National Bank), as supplemented and amended by the First Supplemental Indenture, dated as of August 18, 2006, among the Company, U.S. Bank National Association and the Bank of New York Trust Company, N.A. (as so supplemented and amended, the “Indenture”), and sold pursuant to the Underwriting Agreement, dated August 15, 2006, between the Company and Banc of America Securities LLC (the “Underwriting Agreement”) and the Pricing Agreement, dated August 15, 2006, among the Company, Banc of America Securities LLC and Citigroup Global Markets Inc, as representatives of the several underwriters named therein (the “Underwriters”) (the “Pricing Agreement”).

As Vice President, Secretary and General Counsel of the Company, I am familiar with its Restated Certificate of Incorporation and By-laws and with the affairs of the Company.  I also have examined such other documents, records, and instruments and have made such further investigation as I have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the Notes have been duly authorized and, when duly executed by the Company, authenticated in accordance with the provisions of the Indenture, and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement and the Pricing Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms subject, as to their legality, validity, binding effect and enforceability, to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally from time to time in effect and subject to general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside the United States.

I have relied as to certain relevant facts upon certificates of, and/or information provided by officers and employees of the Company as to the accuracy of such factual matters without independent verification thereof or other investigation.  I have also relied, without investigation, upon the following assumptions: (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question; (ii) each party to agreements or instruments relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iii) each party to agreements or instruments relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; (iv) each document submitted to me for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (v) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; and (vi) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of the opining jurisdictions, are publicly available to lawyers practicing in New York.

I am admitted to the Bar of the State of New York and express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware and applicable federal law.

I hereby consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement.  In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Steven J. Ford

Steven J. Ford
Vice President, Secretary and General
Counsel